Exhibit 21.1

Subsidiaries of Palm, Inc.

Palm Comércio de Aparelhos Eletrônicos Ltda. (Brazil)

Palm Europe Limited (UK)

Palm Italy S.r.l. (Italy)

Palm France (France)

Palm Germany GmbH (Germany)

Palm Global Operations Ltd. (Ireland)

Palm Asia Pacific Limited (Hong Kong)

Palm Ireland Investment (Ireland)

Palm Latin America, Inc. (Delaware, U.S.)

Palm South America, Inc. (Delaware, U.S.)

Palm Computing Mexico S.A. de C.V. (Mexico)

Palm Chile Limitada (Chile)

Palm Colombia Limitada (Colombia)

Palm Benelux B.V. (Netherlands)

Palm Australasia Pty Limited (Australia)

Palm Canada Inc. (Canada)

Palm Singapore Pte. Ltd. (Singapore)

Palm Nordic AB (Sweden)

Palm Geneva SARL (Switzerland)

Handspring International Ltd. (BVI)

Handspring Facility Company LLC (Delaware, U.S.)

Handspring Corporation (Delaware, U.S.)

Palm Trademark Holding Company, LLC (Delaware, U.S.)